Exhibit (a)(12)

Dear EMCORE Employee,

As you may recall from previous communications, you are one of EMCORE’s current employees that holds stock options issued under EMCORE’s 2000 Incentive Stock Option Plan which may create an income tax liability for you under Section 409A of the Internal Revenue Code and also under similar sections of certain state tax codes.

In order to deal with these potential tax issues relating to your options, EMCORE is commencing a tender offer for your options and all similar options held by current EMCORE employees.  Under the terms of this offer, you will be given the opportunity to amend these options to reflect a new exercise price, which will not create a Section 409A tax liability, and you will also receive a cash payment in an amount per option equal to the difference between the current exercise price and the new, higher exercise price.

More details regarding this offer are contained in the following documents, which are attached to this email:

1. A copy of the EMCORE Corporation Offer to Amend Eligible Options, dated November 19, 2008 (the “Offer to Amend”);

2. Memorandum from EMCORE Corporation, dated November 19, 2008, announcing the Offer to Amend;

3. Frequently Asked Questions, dated November 19, 2008, relating to the Offer to Amend;

4. A copy of the Letter of Transmittal and Instructions for the Offer to Amend;

5. A copy of the Withdrawal Form for the Offer to Amend;

6. A copy of the form of Restricted Stock Unit Agreement; and

7. The form of Stock Option Amendment and Cash Payment Agreement relating to the Offer to Amend.

8.           A form of Acknowledgment Of Receipt Of Documents Relating To The Offer To Amend Eligible Options

We would ask you to do the following:

-Complete document number 8 above, acknowledging that you received these documents, and either scan and email it back to me at Keith_Kosco@emcore.com, or fax it to me at (626) 293-3646.

-PLEASE REVIEW THESE DOCUMENTS VERY CAREFULLY THOROUGHLY AND FEEL FREE TO CALL, EMAIL OR FAX ME WITH ANY QUESTIONS THAT YOU MAY HAVE.

ON MONDAY, NOVEMBER 24, AT ONE P.M. MOUNTAIN TIME, WE WILL BE HOLDING A MEETING TO EXPLAIN THE MECHANICS OF THE TENDER AND ANSWER ANY QUESTIONS THAT YOU MAY HAVE. THE MEETING WILL TAKE PLACE IN THE BUILDING 2 CAFETERIA IN ALBUQUERQUE AND  EMPLOYEES FROM OTHER OFFICES CAN DIAL IN USING THE FOLLOWING CALL-IN INFORMATION:

US Toll-Free:
1-800-308-9694
Participant Passcode: 741050